NEWS



                                        Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                         Jaclyn, Inc.
                                                         (201) 868-9400


                  JACLYN, INC. REPORTS RESULTS FOR QUARTER AND
                  --------------------------------------------
                        NINE-MONTHS ENDED MARCH 31, 2004
                        --------------------------------


FOR IMMEDIATE RELEASE
---------------------

West New York, NJ,  May 14, 2004.........................Jaclyn, Inc. (AMEX:JLN)
today reported financial results for the quarter and nine-months ended March 31, 2004.

Net sales for the quarter were $26,413,000 compared to $20,816,000 for last year's comparable quarter. The Company reported a net loss of $240,000, or $.09 per diluted share, for the quarter ended March 31, 2004. This compares to a net loss of $213,000, or $.09 per diluted share for the same period last year.

Net sales for the nine-month period ended March 31, 2004 were $95,054,000 compared to $86,450,000 for the same period last year. Net earnings for the nine-month period ended March 31, 2004 were $1,017,000, or $.37 per diluted share, compared to net earnings of $892,000, or $.34 per diluted share, in the first nine months of the prior year.

Mr. Allan Ginsburg, Chairman of the Board, stated that " sales for the quarter and nine months improved when compared to the same periods last year." He added
.. . . "while the third quarter of fiscal 2004 loss was about the same as last year's third quarter, the year to date earnings were ahead of the nine-month comparable prior year period."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

            *           *           *           *           *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infant's and children's apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com

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                               JACLYN, INC. AND SUBSIDIARIES


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                      Third Quarter                    Nine Months
                                    Ended December 31,              Ended December 31,
                               ----------------------------    ---------------------------
                                   2004            2003            2004           2003
                               ------------    ------------    ------------   ------------

Net Sales                      $ 26,413,000    $ 20,816,000    $ 95,054,000   $ 86,450,000

(Loss) earnings before
  income taxes                 $   (326,000)   $   (333,000)   $  1,919,000   $  1,393,000

Net (loss) earnings            $   (240,000)   $   (213,000)   $  1,017,000   $    892,000

Net (loss) earnings per
  Common Share- basic          $       (.09)   $       (.09)   $        .40   $        .35

Net (loss) earnings  per
  Common Share- diluted        $       (.09)   $       (.09)   $        .37   $        .34


Average Number of
  Shares Outstanding-diluted      2,542,000       2,496,000       2,722,000      2,601,000
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